UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 8, 2008

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

In June 2008, American Savings Bank, F.S.B. (ASB), an indirect wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (HEI), announced that it had substantially completed the restructuring of its balance sheet through the sale of mortgage-related securities and agency notes and the early extinguishment of certain borrowings. As a result of the balance sheet restructuring, ASB freed-up capital and disclosed that it anticipated returning up to approximately $75 million to HEI over the course of the next several quarters, subject to approval by its regulator, the Office of Thrift Supervision (OTS).

In the third quarter, ASB applied for and received regulatory approval from the OTS to pay a dividend to HEI (through ASB’s direct parent, HEI Diversified, Inc.) of up to approximately $54.7 million in the third quarter. ASB represented in the application that the dividend would be paid only to the extent that its payment would not cause its Tier I leverage ratio to fall below 8%. On September 8, 2008, the ASB board of directors declared a dividend of $54.7 million payable on September 9, 2008. HEI intends to use the dividend to reduce its short-term borrowings. In accordance with the balance sheet restructuring plan, ASB anticipates returning to HEI additional capital of up to approximately $17 million, subject to OTS approval, as additional mortgage-related securities and agency notes mature in the coming months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)

/s/ Curtis Y. Harada
Curtis Y. Harada
Controller and Acting Financial Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer of HEI)
Date: September 9, 2008

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